Exhibit 99.1

STONE ENERGY CORPORATION

Announces the Appointment of a New Director

LAFAYETTE, LA. December 6, 2011

Stone Energy Corporation (NYSE: SGY) today announced the addition of Robert S. Murley to its Board of Directors. Mr. Murley is a Vice Chairman and Chairman of Investment Banking, Americas at Credit Suisse.

Stone’s Chief Executive Officer David Welch states, “We are excited to have Bob join our board with his depth of experience and his extensive knowledge of the finance industry. We certainly will welcome his insights and contributions.”

Mr. Murley received his bachelor’s degree from Princeton University, an MBA from the UCLA Anderson School of Management and a master’s degree in International Economics from the London School of Economics. Mr. Murley also serves as a director of the Apollo Group. Mr. Murley is involved in numerous civic activities, including serving as a Trustee and member of the Executive Committee of Princeton University, Vice Chairman of the Board of Trustees of Children’s Memorial Hospital, Chairman of the Board of Trustees of the Educational Testing Service, Trustee of the Museum of Science and Industry, and a member of the Board of Overseers of the UCLA Anderson School of Management.

Stone Energy is an independent oil and natural gas company headquartered in Lafayette, Louisiana, and is engaged in the acquisition, exploration, exploitation, development and operation of oil and gas properties located primarily in the Gulf of Mexico. Stone is also active in the Appalachia region. For additional information, contact Kenneth H. Beer, Chief Financial Officer, at 337-521-2210-phone, 337-521-9880-fax or via e-mail at CFO@StoneEnergy.com.